Exhibit 99.1

June 16, 2008

Dear Bank of the Carolinas Corporation Shareholder:

With the uncertainty created by non-stop media coverage of financial institutions, your Board and Management would like to share some information and thoughts with you. We believe that a balanced discussion of some issues might be helpful to you.

First and foremost, we do not presently and have never engaged in subprime lending at Bank of the Carolinas. However, we are prudently involved in a continuous assessment of the ability of our loan customers to meet their financial obligations. As you are aware, many individuals and businesses have been challenged by difficult economic circumstances associated with a decline in home values and the resulting declines in consumer confidence and spending. Customers of Bank of the Carolinas have not been wholly exempt from these challenges, but the vast majority of those persons and businesses are successfully dealing with those economic changes. For those few having less success in adapting, generally the Bank is protected from significant losses through its collateral and other loan security positions.

Secondly, we are concerned about the recent price of our stock and are sensitive to the impact it has on all shareholders. Our shares closed on Friday, June 13, 2008 at $7.67, which is only 74% of their March 31, 2008 book value of $10.31. While earnings have recently been challenging, North Carolina banks under $1 billion in size presently average trading at approximately 1.1 times their book value. Based on our knowledge of Bank of the Carolinas, we are not aware of a valid reason why our shares should trade at approximately two-thirds of that multiple. We believe that our confidence in the Bank is demonstrated by the actions of individual members of our Board and Management who, as reflected in their reports to the SEC, in recent months have significantly increased their own personal investments in Bank of the Carolinas Corporation stock.

Finally, we are continuously evaluating each major function, department and activity of the Bank relative to their contribution to our safe and profitable operation. Changing economic circumstances periodically require changes in our approach to various solutions. We want you to know that your Board and Management are leaving no stone unturned in looking for opportunities to improve safety, profits and capital retention.

In closing, we want to remind you that Bank of the Carolinas Corporation is a well capitalized, well managed, community focused institution whose mission has never changed. Our mission is to provide second-to-none service for our customers, ultimate value for our shareholders, and inspiration for our employees and community.

We hope that you are as proud of your Bank as we are. We welcome your comments and questions.

Sincerely,

/s/ Robert E. Marziano
Robert E. Marziano,
Chairman, President and CEO

/s/ Michael D. Larrowe
Michael D. Larrowe,
Executive Vice Chairman and COO